Exhibit 99.1

Alpine Immune Sciences Reports First Quarter 2023 Financial Results

SEATTLE, Washington., - May 11, 2023 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for autoimmune and inflammatory diseases, today reported financial results for the first quarter ended March 31, 2023.
“So far this year, we have achieved important milestones in advancing clinical studies for povetacicept, our potential best-in-class dual BAFF/APRIL inhibitor being developed for multiple autoantibody-related diseases. The first participant was dosed in the RUBY-3 study of povetacicept in autoimmune glomerulonephritis and we are pleased with the high level of investigator interest in the study. We’ve also opened the RUBY-4 study of povetacicept in autoimmune cytopenias and are preparing to initiate enrollment this quarter,” said Mitchell H. Gold, MD, Executive Chairman and Chief Executive Officer of Alpine. “We remain on track to deliver preliminary data from both the RUBY-3 and RUBY-4 studies by the end of the year as we continue to pursue our mission of bringing meaningful new therapies to people living with autoimmune or inflammatory diseases.”
First Quarter 2023 Highlights
Povetacicept (ALPN-303)
•Initiated and continues to enroll participants in RUBY-3, a phase 1b, open-label basket study of povetacicept in autoimmune glomerulonephritis, including IgA nephropathy, lupus nephritis, and primary membranous nephropathy.
•Advanced preparations for initiating enrollment in RUBY-4, a phase 1b, open-label basket study of povetacicept in autoimmune cytopenias, including immune thrombocytopenia, warm autoimmune hemolytic anemia, and cold agglutinin disease.
•Presented encore phase 1 data from the RUBY-1 study of povetacicept in healthy adults in an ePoster and oral presentation at the American Academy of Dermatology Annual Meeting and in a poster session at the International Society of Nephrology World Congress of Nephrology.
•Presented pharmacokinetic and pharmacodynamic modeling and simulation data to support clinical development of povetacicept in a poster session at the American Society for Clinical Pharmacology & Therapeutics Annual Meeting.
•Plans to present an updated clinical dataset from the RUBY-1 study in healthy adult volunteers at the European Alliance of Associations for Rheumatology (EULAR) 2023 Congress in June.
First Quarter 2023 Financial Results
As of March 31, 2023, Alpine’s cash and investments totaled $248.3 million, which the Company anticipates is sufficient to fund its planned operations through 2025. The Company recorded net losses of $13.3 million and $7.5 million for the quarters ended March 31, 2023 and 2022, respectively.
Collaboration revenue for the first quarter ended March 31, 2023 was $9.4 million compared to $13.6 million for the first quarter ended March 31, 2022. The decrease in collaboration revenue relates primarily to the Company's agreement with Horizon. Horizon collaboration revenues for the three-months period ended March 31, 2023 decreased by $4.2 million related to services rendered in connection with the Company's two ongoing research programs for Horizon, whereas the higher 2022 period revenues were the result of substantial completion of the initial existing program with Horizon.
Research and development expenses for the first quarter ended March 31, 2023 were $19.6 million compared to $16.3 million for the first quarter ended March 31, 2022. The increase was primarily attributable to higher personnel-related expenses due to increased headcount to support clinical trial activities.
General and administrative expenses for the first quarter ended March 31, 2023 were $5.4 million compared to $4.8 million for the first quarter ended March 31, 2022. The increase was primarily attributable to increases in personnel costs.
About Povetacicept (ALPN-303)
Povetacicept (ALPN-303) is a dual antagonist of the BAFF (B cell activating factor) and APRIL (a proliferation inducing ligand) cytokines, which play key roles in the activation and survival of B cells, particularly antibody-secreting cells. Based upon an engineered TACI (transmembrane activator and CAML interactor) domain, povetacicept has exhibited greater potency in preclinical studies versus wild-type TACI-based comparators, as well as other inhibitors of BAFF and/or APRIL alone. Povetacicept is in development for multiple B cell and/or autoantibody-related diseases, such as systemic lupus erythematosus, autoimmune glomerulonephritis, and autoimmune cytopenias.
About RUBY-3
RUBY-3 (NCT05732402) is a multiple ascending dose, multi-cohort, open label, phase 1b study of povetacicept in IgA nephropathy, lupus nephritis, and primary membranous nephropathy, where povetacicept is being administered for up to 48 weeks in disease- and dose-specific cohorts. Key endpoints include proteinuria, eGFR, renal response, and disease-related autoantibodies.
About RUBY-4
RUBY-4 (NCT05757570) is a multi-cohort, open label, phase 1b study of povetacicept in immune thrombocytopenia, autoimmune hemolytic anemia, and cold agglutinin disease, where povetacicept is being administered for up to 48 weeks in disease-specific cohorts. Key endpoints include respective blood cell counts, including durable responses, as well as disease-related autoantibodies.
About Alpine Immune Sciences
Alpine Immune Sciences is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and preclinical development activities; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash, cash equivalents, restricted cash, and investments to fund our planned operations through 2025; the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates; our ability to achieve additional milestones in our collaborations and proprietary programs; the progress and potential of our ongoing development programs; the timing of our public presentations and potential publication of future clinical data; the efficacy of our clinical trial designs; anticipated enrollment in our clinical trials and the timing thereof; expectations regarding our ongoing collaborations; and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery-stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and prolonged than currently anticipated; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The RUBY and Alpine logos are registered trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	March 31, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$14,465	$13,376
Short-term investments	180,460	224,265
Total current assets	198,784	240,993
Long-term investments	53,170	35,481
Total assets	262,100	286,686
Total current liabilities	57,089	57,996
Total stockholders’ equity	169,543	179,420
Total liabilities and stockholders’ equity	262,100	286,686

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended March 31,
	2023	2022
	(unaudited)
Collaboration revenue	$9,387	$13,629
Operating expenses:
Research and development	19,581	16,311
General and administrative	5,398	4,775
Total operating expenses	24,979	21,086
Loss from operations	(15,592)	(7,457)
Other income (expense):
Interest income	2,418	145
Interest expense	(70)	(154)
Other, net	(22)	(57)
Loss before taxes	(13,266)	(7,523)
Income tax benefit (expense)	—	(4)
Net loss	$(13,266)	$(7,527)
Comprehensive income (loss):
Unrealized gain (loss) on investments	745	(774)
Unrealized loss on foreign currency translation	(31)	(14)
Comprehensive loss	$(12,552)	$(8,315)
Weighted-average shares used to compute basic and diluted net loss per share	47,568,149	30,267,472
Basic and diluted net loss per share	$(0.28)	$(0.25)
Source: Alpine Immune Sciences, Inc.

Investor and Media Contact:
Temre Johnson
Alpine Immune Sciences, Inc.
ir@alpineimmunesciences.com
media@alpineimmunesciences.com